GSI Technology, Inc. Reports First-Quarter Fiscal 2018 Results

SUNNYVALE, CA -- (Marketwired - July 27, 2017) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2017.

The Company reported a net loss of $(1.5 million), or $(0.07) per diluted share, on net revenues of $10.7 million for the first quarter of fiscal 2018, compared to net income of $260,000, or $0.01 per diluted share, on net revenues of $12.9 million in the first quarter of fiscal 2017 and a net loss of $(1.3 million), or $(0.07) per diluted share, on net revenues of $10.4 million in the fourth quarter of fiscal 2017, ended March 31, 2017. Gross margin was 52.4% compared to 51.9% in the prior year period and 56.4% in the preceding fourth quarter.

Total operating expenses in the first quarter of fiscal 2018 were $7.1 million, compared to $6.3 million in the first quarter of fiscal 2017 and $7.4 million in the preceding fourth quarter. Research and development expenses were $4.3 million, compared to $3.5 million in the prior year period and $4.2 million in the preceding quarter. Selling, general and administrative expenses were unchanged at $2.8 million in both the quarter ended June 30, 2017 and in the prior year quarter ended June 30, 2016, and down sequentially from $3.2 million in the preceding quarter.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues and gross margin came in below the range of guidance that we had provided earlier in the first quarter in part due to a mix of lower margin product deliveries to one of our largest customers and additional inventory reserves for excess and obsolete products that were greater than our normal quarterly average. We expect a return to a higher margin mix of sales to this customer in our second fiscal quarter. Overall, during the first quarter, we continued to see slowness in our primary telecommunications and networking markets along with continued weak sales in Asia. However, beyond our traditional markets of high speed SRAM and low-latency DRAM, we are seeing high interest in our newest market segment, our extremely high performance SigmaQuad radiation-hardened SRAM products targeted at aerospace and defense applications. We are also receiving inquiries about our patented in-place associative computing technology and intellectual property that is under development, which focuses on large emerging markets such as big data applications, computer vision and cyber security.

"We will continue to devote significant resources to develop our associative computing technology for the remaining quarters of calendar 2017. By way of background for our newer stakeholders, we obtained this technology through our acquisition of MikaMonu in late 2015. The technology changes the concept of computing from serial data processing -- where data is moved back and forth from the processor to the memory -- to parallel data processing, computation and search directly in the main processing array. While still in development, we are currently marketing new product sets based upon this technology to a variety of users, and we believe we will have an active base of potential customers once we bring this new product to market. We remain on schedule to complete the design of our initial product by the end of calendar 2017. We are very excited about our business and the quarters ahead."

In the first quarter of fiscal 2018, sales to Nokia (Alcatel-Lucent) were $4.5 million, or 42.3% of net revenues compared to $4.2 million, or 40.0% of net revenues, in the prior quarter and $5.4 million, or 41.9% of net revenues, in the same period a year ago. First-quarter direct and indirect sales to Cisco Systems were $852,000, or 8.0% of net revenues, compared to $745,000, or 7.2% of net revenues, in the prior quarter, and $1.5 million, or 11.7% of net revenues, in the same period a year ago. Military/defense sales were 24.5% of shipments compared to 24.3% of shipments in the prior quarter and 12.5% of shipments in the comparable period a year ago. SigmaQuad sales were 51.1 % of shipments compared to 53.0% in the prior quarter and 55.7% in the first quarter of fiscal 2017.

First-quarter fiscal 2018 operating loss was $(1.5 million), compared to operating loss of $(1.5 million) in the prior quarter and operating income of $389,000 a year ago. First-quarter fiscal 2018 net loss included interest and other income of $98,000 and a tax provision of $81,000, compared to $142,000 in interest and other income and a tax provision of $271,000 a year ago. In the preceding quarter, net loss included interest and other income of $183,000 and a tax provision of $2,000.

Total first-quarter pre-tax stock-based compensation expense was $478,000 compared to $518,000 in the prior quarter and $443,000 in the comparable quarter a year ago.

At June 30, 2017, the Company had $49.1 million in cash, cash equivalents and short-term investments, $14.1 million in long-term investments, $57.6 million in working capital, no debt, and stockholders' equity of $86.6 million.

Outlook for Second Quarter of Fiscal 2018

Looking forward to the second quarter of fiscal 2018, we currently expect net revenues to be in the range of $10.0 million to $11.0 million. We expect gross margin of approximately 53% to 55% in the second quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2017 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 27, 2017. To listen to the teleconference, please call toll-free 800-289-0548 approximately 10 minutes prior to the above start time and provide Conference ID 2914344. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly closing process. Examples of risks that could affect our current expectations regarding second quarter revenues and gross margins include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; and intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                                                   Three Months Ended
                                             June 30,   Mar. 31,   June 30,
                                               2017       2017       2016
                                            ---------  ---------  ----------

Net revenues                                $  10,687  $  10,392  $   12,946
Cost of goods sold                              5,083      4,536       6,224
                                            ---------  ---------  ----------

Gross profit                                    5,604      5,856       6,722
                                            ---------  ---------  ----------

Operating expenses:

  Research & development                        4,335      4,209       3,499
  Selling, general and administrative           2,798      3,177       2,834
                                            ---------  ---------  ----------
    Total operating expenses                    7,133      7,386       6,333
                                            ---------  ---------  ----------

Operating income (loss)                        (1,529)    (1,530)        389

Interest and other income, net                     98        183         142
                                            ---------  ---------  ----------

Income (loss) before income taxes              (1,431)    (1,347)        531
Provision (benefit) for income taxes               81          2         271
                                            ---------  ---------  ----------
Net income (loss)                           $  (1,512) $  (1,349) $      260
                                            =========  =========  ==========

Net income (loss) per share, basic          $   (0.07) $   (0.07) $     0.01
Net income (loss) per share, diluted        $   (0.07) $   (0.07) $     0.01

Weighted-average shares used in computing
 per share amounts:

Basic                                          20,805     20,483      21,299
Diluted                                        20,805     20,483      21,525

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                                                   Three Months Ended
                                             June 30,   Mar. 31,   June 30,
                                               2017       2017       2016
                                            ---------  ---------  ----------

Cost of goods sold                          $      47  $      73  $       73
Research & development                            267        268         203
Selling, general and administrative               164        177         167
                                            ---------  ---------  ----------
                                            $     478  $     518  $      443
                                            =========  =========  ==========

Litigation related expenses included in the Condensed Consolidated
 Statements of Operations:

                                                   Three Months Ended
                                             June 30,   Mar. 31,   June 30,
                                               2017       2017       2016
                                            ---------  ---------  ----------

Selling, general and administrative         $      50  $      45  $        6

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                June 30, 2017 March 31, 2017
                                               -------------- --------------
Cash and cash equivalents                      $       31,871 $       33,736
Short-term investments                                 17,220         16,199
Accounts receivable                                     6,162          6,349
Inventory                                               8,751          9,211
Other current assets                                    2,651          2,777
Net property and equipment                              7,615          7,689
Long-term investments                                  14,096         12,898
Other assets                                           13,104         13,736
                                               -------------- --------------
Total assets                                   $      101,470 $      102,595
                                               ============== ==============

Current liabilities                            $        9,070 $       10,474
Long-term liabilities                                   5,780          5,677
Stockholders' equity                                   86,620         86,444
                                               -------------- --------------
Total liabilities and stockholders' equity     $      101,470 $      102,595
                                               ============== ==============

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711